UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015 (September 9, 2015)

UNION PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 9, 2015, Union Pacific Railroad Company, the principal railroad operating subsidiary of Union Pacific Corporation (the "Company"), indicated that it will be necessary to embargo all TIH (toxic by inhalation gas) traffic, as well as passenger traffic, on its railroad lines unless Congress extends the December 31, 2015, implementation deadline for positive train control ("PTC") installation.  This plan was communicated in letters delivered to Senator John Thune, Chairman of the U.S. Senate Committee on Commerce, Science and Transportation, and to the American Chemistry Council, The Fertilizer Institute, and The Chlorine Institute, responding to requests for information regarding PTC installation and the impacts if the PTC extension is not granted.  As previously announced on several occasions, the Company, along with the rest of the rail industry, will not meet this deadline.  It remains uncertain whether Congress will extend the implementation deadline or whether the Federal Railroad Administration ("FRA") will use its discretion under the law to impose fines after the deadline date for traffic moving on certain lines without the installation of PTC.  If imposed, potential fines would be dependent upon the interpretation, and the discretion, of the FRA.  At this point, it is too uncertain to estimate the probability, or the amount of total potential fines.  However, the amount could be material if applied broadly over a long time period.  While the Company remains hopeful that the deadline will be extended, it also recognizes that its TIH customers need time to prepare in case the deadline is not extended soon.  Accordingly, the Company is in the process of notifying customers of this contingency plan.

A copy of the Company's response letters, along with additional information, is available on the Company's website at www.up.com/ptc.

This Form 8-K disclosure contains forward-looking statements that are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors, including risk factors, regarding forward-looking information and these risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2015

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr.
Associate General Counsel